Exhibit 99

MEREDITH REPORTS FISCAL 2018 FIRST QUARTER RESULTS
Generates Record Earnings Per Share for a Non-Political First Quarter

DES MOINES, IA (October 26, 2017) — Meredith Corporation (NYSE:MDP; meredith.com) — the leading media and marketing company with local television brands in large, fast-growing markets and national brands serving more than 110 million unduplicated American women every month — reported today fiscal 2018 first quarter results:

•	Earnings per share were $0.73, including a gain of $0.04 per share related to the sale of a majority stake in the Family Circle Cup Tennis Center.

•
Excluding this special item, earnings per share were $0.69. This compares to earnings per share of $0.75 in the prior-year period. Meredith recorded $0.20 per share less of political advertising revenues in the first quarter of fiscal 2018 than in the prior-year period, as expected in a non-political year. (See Tables 1-4 for supplemental disclosures regarding non-GAAP financial measures.)

•	Total revenues were $393 million, compared to $400 million in the prior-year period, reflecting the absence of $15 million of political advertising revenue.

“We continued to aggressively execute our multi-faceted growth strategies, including growth in popular consumer brands such as Better Homes & Gardens and Magnolia Journal; expansion of our highly profitable digital activities across the Company; and record retransmission revenues and related contribution in our television business, resulting in record performance for a non-political first quarter,” said Meredith Chairman and CEO Stephen M. Lacy.

Looking more closely at Meredith’s fiscal 2018 first quarter compared to the prior-year period:

•
Local Media Group revenues were $154 million, operating profit was $41 million and EBITDA was $49 million, all record highs for a non-political first quarter. Non-political advertising revenues increased 4 percent to $88 million, led by growth in the Atlanta, Phoenix and St. Louis markets. Digital advertising revenues grew 14 percent. Other revenues increased 24 percent, primarily due to growth in retransmission-related revenues.

•
National Media Group revenues were $239 million. Operating profit grew 17 percent to $28 million. Excluding the special item in the first quarter of fiscal 2018, operating profit grew 4 percent to $25 million, driven primarily by lower operating expenses in Meredith’s magazine business. Circulation revenues grew slightly compared to the prior-year period.

•
Total Company digital advertising revenues were a fiscal first quarter record. Traffic across Meredith’s digital properties increased to 83 million average monthly unique visitors. National Media Group digital advertising revenues accounted for 30 percent of National Media Group advertising revenues.

“We continued to take steps to strengthen our brands, both at the Local and National levels, and these initiatives are yielding increasing consumer engagement,” said Meredith President and Chief Operating Officer Tom Harty. “We also executed on our ongoing program of disciplined expense management, which helped generate strong operating profit growth in our National Media Group.”

OPERATING GROUP DETAIL

LOCAL MEDIA GROUP

Meredith’s Local Media Group includes 17 television stations reaching 11 percent of households. Meredith’s portfolio is concentrated in large, fast-growing markets, including seven stations in the nation’s Top 25 markets and 13 in the Top 50. Meredith’s stations produce 700 hours of highly profitable local news and entertainment content each week. Meredith expects to continue to grow its Local Media Group organically and through strategic acquisitions.

Fiscal 2018 first quarter Local Media Group operating profit was $41 million and EBITDA was $49 million. Revenues were $154 million. (See Tables 1-4 for supplemental disclosures regarding non-GAAP financial measures.)

Looking more closely at fiscal 2018 first quarter performance compared to the prior-year period:

•	Non-political advertising revenues grew 4 percent to $88 million, led by growth in the Atlanta, Phoenix and St. Louis markets.

•
Digital advertising revenues grew 14 percent. Meredith has recently relaunched all of the mobile news, weather and traffic apps across its station group, yielding record app opens and unique page views.

•	As expected in a non-political year, political advertising revenues were $1 million, compared to $16 million in the prior-year period.

•
Other revenues and operating expenses increased, primarily due to growth in retransmission revenues from cable and satellite television operators, partially offset by higher programming fees paid to affiliated networks.

Meredith continued to pursue initiatives in its Local Media Group to strengthen its brands and position in each of the communities in which it operates. These include:

•	A deeper commitment to long-form service journalism, including more investigative news, reflecting Meredith’s commitment to its local markets.

•
The launch of drone news gathering in each of its markets, with 36 operators who are fully trained and certified by the Federal Aviation Administration, allowing for innovations in local news coverage.

These initiatives helped Meredith deliver strong performance during the July rating period. Meredith stations in 9 of its 12 markets ranked No. 1 or No. 2 in morning or late news, and Meredith stations in 7 of its markets were No. 1 or No. 2 from sign-on to sign-off.

NATIONAL MEDIA GROUP

Meredith’s National Media Group reaches more than 110 million unduplicated American women every month, including more than 70 percent of U.S. Millennial women. Meredith is a leader in creating content across media platforms and life stages in key consumer interest areas such as food, home, parenting and lifestyle. It also features robust brand licensing activities and innovative business-to-business marketing solutions provided by Meredith Xcelerated Marketing. Meredith expects to continue to grow its National Media Group organically and through strategic acquisitions.

Fiscal first quarter 2018 National Media Group operating profit grew 17 percent to $28 million, compared to $24 million in the prior-year period. Excluding the special item, operating profit increased 4 percent to $25 million. Revenues were $239 million. (See Tables 1-4 for supplemental disclosures regarding non-GAAP financial measures.)

Looking more closely at fiscal first quarter 2018 performance compared to the prior-year period:

•
Total advertising revenues were $120 million. Meredith’s share of total magazine industry advertising revenues increased to an all-time high of 13.4 percent, compared to 12 percent in the prior-year period, driven by strong performance by Better Homes & Gardens and Martha Stewart Living. The beauty, food and travel categories performed particularly well.

•	Circulation revenues grew slightly due to stronger subscription revenues.

•	Expenses declined 6 percent, or 4 percent excluding the special item, as Meredith delivered operational efficiencies.

Meredith continued to pursue initiatives in its National Media Group to strengthen its brands and connection with its consumers. These include:

•
Continued growth of The Magnolia Journal, a quarterly lifestyle magazine based on Joanna and Chip Gaines’ highly successful Magnolia brand. It has become one of the industry’s most successful debuts since launching one year ago. The title is now selling more than 1 million copies each issue through paid subscriptions and at newsstand.

•
Ongoing innovation of Allrecipes, the world’s most popular food media brand. Allrecipes, which is celebrating its 20th anniversary, launched voice-activated compatibility with Amazon Alexa, enabling millions of home cooks to seamlessly search and discover recipes and their favorite store brands.

•	Meredith’s total audience across all media platforms was a robust 215 million, according to the most recent data from the MPA’s 360° Brand Audience Report.

OTHER FINANCIAL INFORMATION

Cash flow from operations increased 45 percent to $51 million. Total debt was $705 million and the weighted average interest rate was 2.9 percent, with $350 million effectively fixed at low rates. Meredith’s debt-to-EBITDA ratio for the trailing 12 months was 2.0 to 1 (as defined in Meredith’s credit agreements). All metrics are as of September 30, 2017.

Meredith continues to focus on its successful Total Shareholder Return strategy. Key elements include:

•
Ongoing dividend increases - Meredith raised its regular stock dividend by 5.1 percent to $2.08 on an annualized basis in January 2017. This marked the 24th straight year of dividend increases for Meredith, which has paid an annual dividend for 70 consecutive years.

•
Strategic investments to scale the business and increase shareholder value - Meredith has invested approximately $1 billion to acquire leading broadcast, digital and print properties in the last several years.

•	Share repurchases - Meredith’s ongoing share repurchase program has $62 million remaining under current authorizations as of September 30, 2017.

All earnings-per-share figures in the text of this release are diluted. Both basic and diluted earnings per share can be found in the attached Condensed Consolidated Statements of Earnings. All fiscal 2018 first quarter comparisons are against the comparable prior-year period unless otherwise stated.

OUTLOOK

Meredith expects full year fiscal 2018 earnings per share on a GAAP basis to range from $3.24 to $3.54. Excluding special items, Meredith continues to expect full year fiscal 2018 earnings per share to range from $3.20 to $3.50. During fiscal 2018, Meredith is cycling against a record $0.85 per share, or $63 million, of political advertising revenues recorded by its Local Media Group in fiscal 2017. (See Tables 5-6 for supplemental disclosures regarding non-GAAP financial measures.)

Meredith expects fiscal 2018 second quarter earnings per share to range from $0.87 to $0.92. This compares to earnings per share of $1.58, or $1.30 excluding special items, recorded in the prior-year period. Meredith will be cycling against $0.54 per share of political advertising revenues recorded in the prior-year period.

Looking more closely at the second quarter of fiscal 2018 compared to the prior-year period when Meredith generated approximately $40 million of political advertising revenue, Meredith expects:

•	Local Media Group total non-political revenues to be up high-teens.

•	National Media Group revenues to be down mid-single digits.

•	Total Company non-political revenues to be up low- to mid-single digits.

CONFERENCE CALL WEBCAST

Meredith will host a conference call on October 26, 2017, at 8:30 a.m. EDT to discuss fiscal 2018 first quarter results. A live webcast will be accessible to the public on the Company’s website, meredith.com, and a replay will be available for two weeks. A transcript will be available within 48 hours of the call at meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP RESULTS

Management uses and presents GAAP and non-GAAP results to evaluate and communicate its performance. Non-GAAP measures should not be construed as alternatives to GAAP measures. EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are common supplemental measures of performance used by investors and financial analysts. Management believes that EBITDA provides an additional analytical tool to clarify the Company’s results from core operations and delineate underlying trends. Management does not use EBITDA as a measure of liquidity or funds available for management’s discretionary use because it includes certain contractual and non-discretionary expenditures. Adjusted EBITDA is defined as EBITDA excluding special items.

Results excluding special items are supplemental non-GAAP financial measures. While these adjusted results are not a substitute for reported results under GAAP, management believes this information is useful as an aid in further understanding Meredith’s current performance, performance trends and financial condition. Reconciliations of GAAP to non-GAAP measures are attached to this press release and available at meredith.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management’s current knowledge and estimates of factors affecting the Company and its operations. Statements in this release that are forward-looking include, but are not limited to, the Company’s revenue and earnings-per-share outlook for second quarter and full-year fiscal 2018.

Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients or vendors; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing, syndicated programming or other costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company’s industries; increases in interest rates; and the consequences of acquisitions and/or dispositions. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH CORPORATION

Meredith Corporation (NYSE: MDP; meredith.com) has been committed to service journalism for 115 years. Today, Meredith uses multiple distribution platforms — including broadcast television, print, digital, mobile and video — to provide consumers with content they desire and to deliver the messages of its advertising and marketing partners.

Meredith's Local Media Group includes 17 television stations reaching more than 11 percent of U.S. households. Meredith's portfolio is concentrated in large, fast-growing markets, with seven stations in the nation's Top 25 — including Atlanta, Phoenix, St. Louis and Portland — and 13 in Top 50 markets. Meredith's stations produce 700 hours of local news and entertainment content each week, and operate leading local digital destinations.

Meredith's National Media Group reaches more than 110 million unduplicated women every month, including more than 70 percent of U.S. Millennial women. Meredith is the leader in creating and distributing content across platforms in key consumer interest areas such as food, home, parenting and lifestyle through well-known brands such as Better Homes & Gardens, Allrecipes, Parents and Shape. Meredith also features robust brand licensing activities, including more than 3,000 SKUs of branded products at 5,000 Walmart stores across the U.S. and at walmart.com. Meredith Xcelerated Marketing is an award-winning, strategic and creative agency that provides fully integrated marketing solutions for many of the world’s top brands, including The Kraft Heinz Co., Benjamin Moore, Allergan, TGIFridays and WebMD.

-- # # # # --

Shareholder/Financial Analyst Contact:	Media Contact:
Mike Lovell	Art Slusark
Director of Investor Relations	Chief Communications Officer
Phone: (515) 284-3622	Phone: (515) 284-3404
E-mail: Mike.Lovell@meredith.com	E-mail: Art.Slusark@meredith.com

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

Three months ended September 30,	2017	2016
(In thousands except per share data)
Revenues
Advertising	$209,249	$225,889
Circulation	68,927	68,668
All other	114,595	105,322
Total revenues	392,771	399,879
Operating expenses
Production, distribution, and editorial	155,802	150,228
Selling, general, and administrative	167,621	174,993
Depreciation and amortization	12,550	13,896
Total operating expenses	335,973	339,117
Income from operations	56,798	60,762
Interest expense, net	(5,078)	(4,749)
Earnings before income taxes	51,720	56,013
Income taxes	(18,279)	(22,040)
Net earnings	$33,441	$33,973

Basic earnings per share	$0.75	$0.76
Basic average shares outstanding	44,779	44,558

Diluted earnings per share	$0.73	$0.75
Diluted average shares outstanding	45,620	45,484

Dividends paid per share	$0.520	$0.495

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

Three months ended September 30,	2017	2016
(In thousands)
Revenues
National media
Advertising	$120,083	$125,352
Circulation	68,927	68,668
Other revenues	49,950	53,273
Total national media	238,960	247,293
Local media
Non-political advertising	87,785	84,184
Political advertising	1,381	16,353
Other revenues	64,645	52,049
Total local media	153,811	152,586
Total revenues	$392,771	$399,879

Operating profit
National media	$28,256	$24,111
Local media	40,942	50,622
Unallocated corporate	(12,400)	(13,971)
Income from operations	$56,798	$60,762

Depreciation and amortization
National media	$3,987	$4,518
Local media	7,938	8,990
Unallocated corporate	625	388
Total depreciation and amortization	$12,550	$13,896

EBITDA [1]
National media	$32,243	$28,629
Local media	48,880	59,612
Unallocated corporate	(11,775)	(13,583)
Total EBITDA [1]	$69,348	$74,658

1 EBITDA is net earnings before interest, taxes, depreciation, and amortization.

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Assets	September 30, 2017	June 30, 2017
(In thousands)
Current assets
Cash and cash equivalents	$27,811	$22,287
Accounts receivable, net	286,723	289,052
Inventories	23,263	21,890
Current portion of subscription acquisition costs	150,318	144,896
Current portion of broadcast rights	19,301	7,853
Other current assets	28,307	19,275
Total current assets	535,723	505,253
Property, plant, and equipment	547,370	549,536
Less accumulated depreciation	(346,775)	(359,670)
Net property, plant, and equipment	200,595	189,866
Subscription acquisition costs	78,883	79,740
Broadcast rights	22,990	21,807
Other assets	72,503	69,616
Intangible assets, net	951,111	955,883
Goodwill	907,558	907,458
Total assets	$2,769,363	$2,729,623

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$62,500	$62,500
Current portion of long-term broadcast rights payable	19,773	9,206
Accounts payable	76,726	66,598
Accrued expenses and other liabilities	123,525	116,907
Current portion of unearned subscription revenues	212,240	204,459
Total current liabilities	494,764	459,670
Long-term debt	642,759	635,737
Long-term broadcast rights payable	23,894	22,454
Unearned subscription revenues	105,295	106,506
Deferred income taxes	397,386	384,726
Other noncurrent liabilities	97,504	124,558
Total liabilities	1,761,602	1,733,651
Shareholders’ equity
Common stock	39,557	39,433
Class B stock	5,119	5,119
Additional paid-in capital	56,631	54,726
Retained earnings	924,880	915,703
Accumulated other comprehensive loss	(18,426)	(19,009)
Total shareholders’ equity	1,007,761	995,972
Total liabilities and shareholders’ equity	$2,769,363	$2,729,623

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

Three months ended September 30,	2017	2016
(In thousands)
Net cash provided by operating activities	$51,386	$35,360

Cash flows from investing activities
Acquisitions of and investments in businesses	(1,000)	—
Additions to property, plant, and equipment	(20,613)	(2,232)
Proceeds from disposition of assets, net of cash sold	2,193	—
Net cash used in investing activities	(19,420)	(2,232)

Cash flows from financing activities
Proceeds from issuance of long-term debt	20,000	20,000
Repayments of long-term debt	(13,125)	(16,250)
Dividends paid	(23,622)	(22,432)
Purchases of Company stock	(17,693)	(18,378)
Proceeds from common stock issued	11,998	13,019
Payment of acquisition related contingent consideration	(4,000)	(4,000)
Excess tax benefits from share-based payments	—	2,071
Net cash used in financing activities	(26,442)	(25,970)
Net increase in cash and cash equivalents	5,524	7,158
Cash and cash equivalents at beginning of period	22,287	24,970
Cash and cash equivalents at end of period	$27,811	$32,128

Table 1
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Item - The following table shows results of operations excluding the special item and as reported with the difference being the special item. Results of operations excluding the special item are non-GAAP measures. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

Three months ended September 30, 2017	National Media	Local Media	Unallocated Corporate	Total
(In thousands except per share data)
Operating profit	$28,256	$40,942	$(12,400)	$56,798
Special item
Gain on sale of Family Circle Cup Tennis Center	(3,282)	—	—	(3,282)
Operating profit excluding special item (non-GAAP)	$24,974	$40,942	$(12,400)	$53,516

Diluted earnings per share				$0.73
Per share impact of special item				(0.04)
Earnings per share excluding special item (non-GAAP)				$0.69

Table 2
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

EBITDA
Consolidated EBITDA, which is reconciled to net earnings in the following table, is defined as net earnings before interest, taxes, depreciation, and amortization.
Segment EBITDA is a measure of segment earnings before depreciation and amortization.
Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

Adjusted EBITDA
Consolidated adjusted EBITDA, which is reconciled to net earnings in the following table, is defined as net earnings before interest, taxes, depreciation, amortization, and special items.
Segment adjusted EBITDA is a measure of segment earnings before depreciation, amortization, and special items.
Segment adjusted EBITDA margin is defined as segment adjusted EBITDA divided by segment revenues.

Three months ended September 30, 2017	National Media	Local Media	Unallocated Corporate	Total
(In thousands)
Revenues	$238,960	$153,811	$—	$392,771

Net earnings				$33,441
Net interest expense				5,078
Income taxes				18,279
Operating profit	$28,256	$40,942	$(12,400)	56,798
Depreciation and amortization	3,987	7,938	625	12,550
EBITDA	32,243	48,880	(11,775)	69,348
Special item
Gain on sale of Family Circle Cup Tennis Center	(3,282)	—	—	(3,282)
Total special item	(3,282)	—	—	(3,282)
Adjusted EBITDA	$28,961	$48,880	$(11,775)	$66,066

Segment EBITDA margin	13.5%	31.8%
Segment adjusted EBITDA margin	12.1%	31.8%

Table 3
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

EBITDA
Consolidated EBITDA, which is reconciled to net earnings in the following table, is defined as net earnings before interest, taxes, depreciation, and amortization.
Segment EBITDA is a measure of segment earnings before depreciation and amortization.
Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

Three months ended September 30, 2016	National Media	Local Media	Unallocated Corporate	Total
(In thousands)
Revenues	$247,293	$152,586	$—	$399,879

Net earnings				$33,973
Net interest expense				4,749
Income taxes				22,040
Operating profit	$24,111	$50,622	$(13,971)	60,762
Depreciation and amortization	4,518	8,990	388	13,896
EBITDA	$28,629	$59,612	$(13,583)	$74,658

Segment EBITDA margin	11.6%	39.1%

Table 4
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Item - The following table shows national media operating expenses excluding the special item and as reported with the difference being the special item. National media operating expenses excluding the special item is a non-GAAP measure. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

Three months ended September 30,	2017	2016	Change
(In thousands)
National media operating expenses	$210,704	$223,182	(6)%
Special item
Gain on sale of Family Circle Cup Tennis Center	3,282	—
Operating expenses excluding special item (non-GAAP)	$213,986	$223,182	(4)%

Table 5
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Item - The following table shows projected diluted earnings per share excluding the special item and as projected with the difference being the special item. Projected diluted earnings per share excluding the special item is a non-GAAP measure. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

Year ending June 30, 2018	Low	High
Projected diluted earnings per share	$3.24	$3.54
Total per share impact of special item (see Table 1)	(0.04)	(0.04)
Projected diluted earnings per share excluding special item (non-GAAP)	$3.20	$3.50

Table 6
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items - The following table shows diluted earnings per share excluding special items and as reported with the difference being special items. Diluted earnings per share excluding special items is a non-GAAP measure. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

Three months ended December 31, 2017
Diluted earnings per share	$1.58
Per share impact of special items
Per share impact of the resolution of certain federal and state tax matters	(0.15)
Per share impact of special items of $9,927 ($6,105 after tax) [1]	(0.13)
Total per share impact of special items	(0.28)
Earnings per share excluding special items (non-GAAP)	$1.30

[1]	Fiscal 2017 second quarter special items include the write-down of contingent consideration payable partially offset by severance and related benefit charges and the write-down of impaired assets.